Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES THE RESIGNATION OF JONATHAN HELLER FROM ITS BOARD OF DIRECTORS

Lead Director David Contis to Serve as Chairman

CHATTANOOGA, Tenn. (January 25, 2023) – CBL Properties (NYSE:CBL) today announced that Jonathan Heller is resigning as Chairman of the Board, effective January 25, 2023. Mr. Heller notified the Company that he is stepping down as Chairman to focus his time and energy on building his new investment firm, Helix Partners. Mr. Heller joined CBL’s board in October 2021 and became its Chairman in November 2021, in conjunction with CBL’s successful restructuring.

“We are immensely grateful to Jonathan for his leadership and service to the company,” said Stephen D. Lebovitz, director and CEO of CBL. “As a leading voice for CBL’s creditors during our restructuring process, Jonathan exhibited an unwavering commitment to working with CBL to create a sustainable financial structure for the company’s future. As Chairman, Jonathan continued these efforts and provided important guidance to Management and the Board. CBL now enjoys a strong financial position, including a low leverage balance sheet which primarily consists of non-recourse mortgage debt, as well as a robust cash position and healthy free cash flow generation. We appreciate Jonathan’s dedication to furthering CBL’s success and wish him well as he takes on his next opportunity.”

CBL’s current Lead Independent Director, David Contis, has been appointed as Chairman of the Board in light of Mr. Heller’s departure. Mr. Contis has extensive real estate and capital markets experience having served as President of the Mall Platform for Simon Property Group, President of real estate for Sam Zell’s Equity Group Investments and EVP and Chief Operating officer of The Macerich Company. Mr. Contis is the founder and president of Agora Advisors, Inc., which provides consulting services to real estate and retail companies in North and South America.

Commenting on Mr. Contis’ appointment as Chairman of the Board, Lebovitz said, “Since joining the Board in late 2021, David’s considerable experience and counsel have served as a valuable resource to Management and the Board. He is perfectly suited to step into the role of Chairman and I, along with the other directors, look forward to working with him in this capacity.”

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 94 properties totaling 58.5 million square feet across 22 states, including 56 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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